UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 6, 2016

HAEMONETICS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	1-14041	04-2882273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Wood Road, Braintree MA	02184
(Address of principal executive offices)	(Zip Code)
 Registrant’s telephone number, including area code  781-848-7100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On May 6, 2016, Haemonetics Corporation committed to a plan for repositioning our organization and cost structure to optimize growth and profitability. This involves the reduction in the number of employees and creation of efficiencies in sales, administration and operations.

We estimate these actions will result in total pre-tax expenses of approximately $26 million, and that nearly all of these charges will result in future cash outlays.

The following table provides a summary of our estimate by major type of cost:

Type of Cost	Total Expected Amounts

Restructuring charges:
Severance and Separation benefits	$17 million

Restructuring-related expenses:
Exit Costs	$4 million
Third-party Services and Other	$5 million

Total	Approximately $26 million

We estimate that we will record substantially all these charges during fiscal 2017. We expect to record the majority of the restructuring charges and related costs through operating expense and cost of goods sold. The restructuring charges relate primarily to termination benefits recorded pursuant to FASB Statement No. 112, Employer’s Accounting for Postemployment Benefits and FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)
Appointment of Christopher Simon as President and Chief Executive Officer

On May 9, 2016, Haemonetics Corporation (the “Company”) announced that its Board of Directors appointed Christopher Simon as President and Chief Executive Officer of the Company, effective May 16, 2016.

Mr. Simon will succeed Ronald Gelbman, who has been serving as interim Chief Executive Officer since September of 2015. Mr. Gelbman will continue to serve as a member of the Haemonetics Board of Directors.

Mr. Simon, 52, currently serves as a Senior Partner of McKinsey & Company in Global Medical Products Practice. Mr. Simon has been a consultant with McKinsey & Company since 1993, and prior to that, he served in commercial roles with Baxter Healthcare Corporation. He has recently been the Lead Partner for McKinsey & Company’s current strategy review with Haemonetics.

In connection with his appointment, Mr. Simon entered into an Employment Agreement which provides for an annual base salary of $820,000 and participation in the Company’s annual bonus plan, commencing in the Company’s 2017 fiscal year, with a target amount in fiscal 2017 of 100% of his base salary and a maximum payment of 200% of his base salary. The Employment Agreement also provides for restrictive covenants relating to non-competition, non-solicitation, non-disclosure of confidential information and non-disparagement, which apply during the term of his employment and for varying periods thereafter.

Mr. Simon will also receive an initial equity grant valued at $1.5 million and initial annual equity grant valued at $3.75 million, each consisting of 50% performance share units, 25% restricted stock units and 25% non-qualified stock options. The performance share units shall vest, if at all, on the last day of a three year performance period conditioned on Mr. Simon’s continued employment with the Company and the achievement of the performance conditions established by the Company’s Compensation Committee. Assuming Mr. Simon’s continued employment with the Company, the restricted stock units and stock options will vest over a four year period at a rate of 25% upon each of the first four anniversaries of the grant date. The restricted stock units and the exercise price of the stock options will be determined by the fair market value of the Company’s common stock at the time of grant. All other terms and conditions of these equity awards will be consistent with the Company’s equity award agreements filed by the Company as exhibits to the 10-K filed with the Securities and Exchange Commission for the fiscal year ended March 28, 2015. Any future equity grants are at the discretion of the Company’s Compensation Committee.

The Employment Agreement also provides that if Mr. Simon purchases up to $2 million of the Company’s stock during the first six months of his employment, the Company will grant him performance share units equal to the number of shares purchased. The performance share units granted under this award shall vest, if at all, on the last day of a three year performance period. The grant would be conditioned upon Mr. Simon’s continued employment with the Company and the achievement of the performance conditions established by the Compensation Committee.

Mr. Simon also entered into an Executive Severance Agreement which provides that if his employment is terminated by the Company without “cause” or by Mr. Simon for “constructive termination”, as each is defined, or the Company does not renew the Employment Agreement, the Company will provide severance pay in an amount equal to two times his annual base salary, the cash equivalent of two years of the Company’s contribution to medical, dental, life insurance and disability coverage for the executive and his dependents ("welfare benefits") as well as certain outplacement benefits.

Mr. Simon has also entered into a Change in Control Agreement with the Company, the terms of which are substantially similar to the Change of Control Agreements in place between the Company and its other executive officers, and summarized under the headings “Double Trigger Change of Control Agreements” and “Potential Payments Upon Termination or Change of Control” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on June 11, 2015 (the “2015 Proxy Statement”). Mr. Simon’s Change of Control Agreement provides that, in the event his employment is terminated by the Company without cause or by Mr. Simon for constructive termination, or the Company does not renew the Employment Agreement, during the two year period following a defined change of control, Mr. Simon will be entitled to receive (1) the equivalent of 2.99 years base salary and target annual incentive compensation, (2) three years of welfare benefits, (3) certain o utplacement benefits, and (4) except as otherwise provided in his equity award grant agreements, (a) acceleration of vesting of any unassumed equity awards that have time-based only vesting and (b) prorated acceleration of any equity awards that have performance-based vesting based upon achievement of the relevant performance goals as of the change of control.

The Company will reimburse Mr. Simon for the cost of housing in the Boston area, up to a maximum of $7,000 per month and travel between Executive’s primary residence and the Boston area, up to a maximum of $1,500 per month, in each case, for up to eighteen months. Mr. Simon also will participate in all other elements of the Company’s employee benefit plans for the Company’s senior executives, which are outlined in the 2015 Proxy Statement.

The selection of Mr. Simon was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Simon and any director or other executive officer of the Company. The Company engaged Mr. Simon’s former employer, McKinsey & Company, to assist on its current strategy review. McKinsey and Company has been paid, or the Company has accured for, fees totaling approximately $3.9 million since the beginning of fiscal 2016.

The foregoing descriptions of the Employment Agreement, the Executive Severance Agreement and the Change of Control Agreement do not purport to be complete and are qualified in their entirety by the contents of the agreements, copies of which are attached hereto as Exhibit 10.1, Exhibit 10. 2 and Exhibit 10.3, respectively and are incorporated into this Item 5.02 by reference. The descriptions of Mr. Simon’s equity awards are subject to the terms of the respective equity grant agreements and the Company’s 2005 Long-Term Incentive Compensation Plan, and are also subject to the Company’s clawback policies as described in the 2015 Proxy Statement under “Recapture Policy”.

Section 9 - Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits

(d)	Exhibits:

Exhibit Number	Exhibit Description
10.1	Employment Agreement dated May 9, 2016 between Christopher Simon and Haemonetics Corporation.

10.2	Executive Severance Agreement dated May 9, 2016 between Christopher Simon and Haemonetics Corporation.

10.3	Change in Control Agreement dated May 9, 2016 between Christopher Simon and Haemonetics Corporation.

99.1	Press Release Regarding Fiscal 2017 Guidance dated May 9, 2016.

99.2	Press Release Regarding Appointment of Chief Executive Officer dated May 9, 2016.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION
(Registrant)

Date: May 9, 2016	By	/s/ Sandra Jesse
Sandra Jesse
Executive Vice President, Chief Legal Officer